Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE CORPORATION REPORTS

FISCAL 2012 THIRD QUARTER RESULTS

San Francisco – March 12, 2012 – Del Monte Corporation:

Announcement Highlights

For the third quarter fiscal 2012:

•	Net sales were flat year-over-year:

                        o Pet Products sales increased 4.4% due to new product volume growth and net pricing

                        o Consumer Products sales declined 3.6% due to unit volume declines

•	Operating income declined 14.4% primarily due to higher operating costs

•	Adjusted EBITDA[1] declined 13.7%

•	Total net debt was $3,753.0 million as of January 29, 2012

Del Monte Foods Three Months Ended January 29, 2012

Del Monte Foods today reported net sales for the third quarter fiscal 2012 of $971.1 million compared to $969.4 million in the third quarter fiscal 2011, an increase of 0.2%. Pet new product volume growth and list pricing actions net of trade spend, primarily in Pet, were offset by existing product unit volume declines in both Pet and Consumer.

Operating income declined from $145.4 million in the prior year period to $124.5 million. The decrease in operating income reflects the impact of higher operating costs, primarily due to higher input costs. List pricing actions net of trade spend contributed positively to operating income.

[1]

Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Adjusted EBITDA declined 13.7% to $164.6 million compared to $190.7 million in the prior year. The drivers of the decline in Adjusted EBITDA are similar to those for operating income, except for SG&A. In calculating Adjusted EBITDA, SG&A is more favorable year-over-year because it does not include amortization of intangibles, severance-related expenses, and other expenses related to the Merger.

“Consumer sentiment and macroeconomic factors continue to challenge the operating environment for both Del Monte Foods and the industry,” said Dave West, CEO of Del Monte Foods. “Amidst this difficult environment, new Pet Product items such as Kibbles ‘n Bits Bistro Meals and Milo’s Kitchen dog snacks performed strongly, and we continued to invest in building new go-to-market capabilities, enabling the Company’s future growth. We are launching seven additional new Pet Products through the balance of the fiscal year, including Meow Mix Tender Centers and Meow Mix Paté Toppers. We also had solid in-market execution leading to share gains in Vegetable during the critical holiday season.”

Reportable Segments – Results for Three Months Ended January 29, 2012

Pet Products

Pet Products net sales were $478.8 million, an increase of 4.4% from net sales of $458.5 million in the prior year period. The increase in Pet Products net sales was primarily driven by new product volume growth and list pricing actions net of trade spend. The increase was partially offset by unit volume declines in existing products.

Pet Products operating income decreased from $112.1 million in the third quarter fiscal 2011 to $95.3 million in the third quarter fiscal 2012, or 15.0%. The decrease was primarily driven by higher ingredient costs and SG&A, primarily due to amortization of intangibles. The decline was partially offset by list pricing actions net of trade spend.

Pet Products Adjusted EBITDA decreased from $122.7 million in the third quarter fiscal 2011 to $117.2 million in the third quarter fiscal 2012, or 4.5%. The drivers of the decline in Adjusted EBITDA are similar to those for Pet Products operating income. In calculating Adjusted EBITDA, SG&A is lower year-over-year because it does not include the amortization of intangibles, severance-related expenses, and other expenses related to the Merger.

Consumer Products

Consumer Products net sales were $492.3 million, a decrease of 3.6% from net sales of $510.9 million in the third quarter fiscal 2011. The decline in Consumer Products net sales was primarily due to unit volume declines in existing products.

Consumer Products operating income declined from $56.6 million in third quarter fiscal 2011 to $40.8 million in the third quarter fiscal 2012, or 27.9%. The decline was primarily driven by higher manufacturing and raw product costs as well as the negative impact of the topline.

Consumer Products Adjusted EBITDA declined from $74.8 million in the third quarter fiscal 2011 to $57.1 million in the third quarter fiscal 2012, or 23.6%. The drivers of the decline in Adjusted EBITDA are similar to those for Consumer Products operating income.

Del Monte Foods Nine Months Ended January 29, 2012

Net sales for the nine months ended January 29, 2012 were $2,741.6 million compared to $2,714.9 million for the prior year period, an increase of 1.0%. The increase was driven by Pet new product volume growth and list pricing actions net of trade spend. The increase was partially offset by unit volume declines in existing products.

Operating income declined from $412.8 million in the prior year period to $280.9 million, or 32.0%. The decrease in operating income reflects the impact of higher operating costs and SG&A (primarily due to amortization of intangibles, severance-related expenses, and other expenses related to the Merger). List pricing actions net of trade spend contributed positively to operating income.

Adjusted EBITDA declined 16.8% to $424.7 million compared to $510.6 million in the prior year period. The drivers of the decline in Adjusted EBITDA are similar to those for operating income, except for SG&A. In calculating Adjusted EBITDA, SG&A is lower year-over-year because it does not include the amortization of intangibles, severance-related expenses, and other expenses related to the Merger.

Select Liquidity Data

At January 29, 2012, total debt was $3,991.3 million and cash and cash equivalents were $238.3 million. As of January 29, 2012, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the nine months ended January 29, 2012, capital expenditures totaled $49.1 million.

Free Cash Flow2 for the nine months ended January 29, 2012 was $126.5 million, compared to $114.9 million for the nine months ended January 30, 2011. The increase was primarily due to favorable working capital, lower cash taxes and lower capital expenditures. Higher cash interest payments and lower Adjusted EBITDA partially offset the year-over-year improvement in Free Cash Flow.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the third quarter fiscal 2012 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q3 F12 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

Merger

On March 8, 2011, Del Monte Foods Company was acquired by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview

[2]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Capital, L.P. (collectively, the “Sponsors”). The acquisition is referred to as the “Merger.” As a result of the Merger, the Company applied the acquisition method of accounting and established a new basis of accounting on March 8, 2011. Periods presented prior to March 8, 2011 represent the operations of the predecessor company (“Predecessor”) and periods presented after March 8, 2011 represent the operations of the successor company (“Successor”). The comparability of the financial statements of the Predecessor and Successor periods has been impacted by the application of acquisition accounting and changes in the Company’s capital structure resulting from the Merger.

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2011. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its $2.7 billion Term B Loans and $0.75 billion ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies. Del Monte notes that the Adjusted EBITDA presented herein differs from the adjusted EBITDA measures that were presented by Del Monte Foods Company prior to its March 8, 2011 acquisition.

Non-GAAP Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin
	Three Months Ended January 29, 2012				Three Months Ended January 30, 2011
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Operating income (loss)	$95.3	$40.8	$(11.6)	$124.5	$112.1	$56.6	$(23.3)	$145.4
Adjustments to derive EBITDA:
Other income (expense)	—	—	(16.0)	(16.0)	—	—	5.8	5.8
Depreciation and amortization expense	18.6	13.4	6.3	38.3	10.6	11.8	1.6	24.0
Amortization of debt discount and debt issuance costs [a]	—	—	(6.3)	(6.3)	—	—	(1.6)	(1.6)

EBITDA	$113.9	$54.2	$(27.6)	$140.5	$122.7	$68.4	$(17.5)	$173.6
Non-cash charges	—	—	0.6	0.6	—	—	(0.1)	(0.1)
Derivative transactions	—	—	12.5	12.5	—	—	(0.9)	(0.9)
Non-cash stock based compensation	—	—	3.5	3.5	—	—	4.0	4.0
Non-recurring (gains) losses	—	—	(1.4)	(1.4)	—	6.4	—	6.4
Merger-related items	0.1	0.1	0.6	0.8	—	—	7.6	7.6
Business optimization charges	3.2	2.8	0.1	6.1	—	—	—	—
Other	—	—	2.0	2.0	—	—	0.1	0.1

Adjusted EBITDA	$117.2	$57.1	$(9.7)	$164.6	$122.7	$74.8	$(6.8)	$190.7

Net sales				$971.1				$969.4

Adjusted EBITDA Margin				16.9%				19.7%

[a]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

Non-GAAP Reconciliation: Free Cash Flow
(in millions)	Nine Months Ended January 29, 2012	Nine Months Ended January 30, 2011
Operating income	$280.9	$412.8
Adjustments to derive EBITDA:
Other income (expense)	(64.4)	4.2
Depreciation and amortization expense	112.4	71.7
Amortization of debt discount and debt issuance costs [a]	(19.0)	(4.7)

EBITDA	$309.9	$484.0
Non-cash charges	2.3	0.9
Derivative transactions	57.9	9.3
Non-cash stock based compensation	6.1	10.9
Non-recurring (gains) losses	4.6	(3.7)
Merger-related items	11.4	7.6
Business optimization charges	23.4	—
Other	9.1	1.6

Adjusted EBITDA	$424.7	$510.6

Adjustments to derive Free Cash Flow:
Cash interest	$(142.5)	$(40.2)
Cash taxes (net of refunds)	41.6	(57.0)
Adjustment to cash taxes to eliminate impact of Merger	(44.0)	—
Changes in working capital and other	(104.2)	(241.8)
Capital expenditures	(49.1)	(56.7)

Free Cash Flow	$126.5	$114.9

[a]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements regarding expected productivity in fiscal 2012 as well as expected performance in the last quarter of fiscal 2012, and may include other statements related to fiscal 2012 or other future financial operating results and related matters.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings; shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; performance of our pet products business; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; sufficiency and effectiveness of marketing and trade promotion programs; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; product distribution; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; industry trends, including changes in buying, inventory and other business practices by customers; pension costs and funding requirements; risks associated with foreign operations; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Income (unaudited) (in millions)
	Successor	Predecessor	Successor	Predecessor
	Three Months Ended		Nine Months Ended
	January 29, 2012	January 30, 2011	January 29, 2012	January 30, 2011
Net sales	$971.1	$969.4	$2,741.6	$2,714.9
Cost of products sold	693.9	664.7	1,960.6	1,834.0

Gross profit	277.2	304.7	781.0	880.9
Selling, general and administrative expense	152.7	159.3	500.1	468.1

Operating income	124.5	145.4	280.9	412.8
Interest expense	62.8	18.8	188.5	58.5
Other (income) expense	16.0	(5.8)	64.4	(4.2)

Income from continuing operations before income taxes	45.7	132.4	28.0	358.5
Provision for income taxes	18.4	48.2	11.1	133.3

Income from continuing operations	27.3	84.2	16.9	225.2
Loss from discontinued operations before income taxes	—	1.0	—	0.8
Income tax benefit	(1.3)	(1.9)	(1.3)	(1.6)

Income from discontinued operations	1.3	2.9	1.3	2.4

Net income	$28.6	$87.1	$18.2	$227.6

DEL MONTE CORPORATION AND SUBSIDIARIES Selected Financial Information (unaudited) (in millions)
Net Sales by Segment
	Successor	Predecessor	Successor	Predecessor
	Three Months Ended		Nine Months Ended
Net sales:	January 29, 2012	January 30, 2011	January 29, 2012	January 30, 2011
Pet Products	$478.8	$458.5	$1,370.4	$1,319.0
Consumer Products	492.3	510.9	1,371.2	1,395.9

Total	$971.1	$969.4	$2,741.6	$2,714.9

Operating Income by Segment
	Successor	Predecessor	Successor	Predecessor
	Three Months Ended		Nine Months Ended
Operating income:	January 29, 2012	January 30, 2011	January 29, 2012	January 30, 2011
Pet Products	$95.3	$112.1	$231.0	$303.5
Consumer Products	40.8	56.6	106.8	165.3
Corporate (a)	(11.6)	(23.3)	(56.9)	(56.0)

Total	$124.5	$145.4	$280.9	$412.8

(a)	Corporate represents expenses not directly attributable to reportable segments.

DEL MONTE CORPORATION AND SUBSIDIARIES Condensed Consolidated Balance Sheets (in millions, except share and per share data)
	Successor	Successor
	January 29, 2012	May 1, 2011
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$238.3	$205.2
Trade accounts receivable, net of allowance	197.6	201.5
Inventories	887.7	766.9
Prepaid expenses and other current assets	106.7	165.4

TOTAL CURRENT ASSETS	1,430.3	1,339.0

Property, plant and equipment, net	712.0	731.7
Goodwill	2,125.0	2,124.0
Intangible assets, net	2,786.9	2,828.7
Other assets, net	162.1	180.3

TOTAL ASSETS	$7,216.3	$7,203.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$505.2	$486.7
Short-term borrowings	4.8	8.6
Current portion of long-term debt	27.0	20.3

TOTAL CURRENT LIABILITIES	537.0	515.6

Long-term debt	3,953.6	3,973.1
Deferred tax liabilities	925.8	969.1
Other non-current liabilities	304.2	260.5

TOTAL LIABILITIES	5,720.6	5,718.3

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized:
1,000: 10 issued and outstanding)	—	—
Additional paid-in capital	1,581.6	1,584.4
Accumulated other comprehensive income	0.4	5.5
Retained earnings (accumulated deficit)	(86.3)	(104.5)

TOTAL STOCKHOLDER’S EQUITY	1,495.7	1,485.4

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,216.3	$7,203.7

DEL MONTE CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (unaudited) (in millions)
	Successor	Predecessor
	Nine Months Ended
	January 29, 2012	January 30, 2011
OPERATING ACTIVITIES:
Net income	$18.2	$227.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	112.4	71.7
Deferred taxes	(6.7)	32.1
Loss on asset disposals	2.3	0.9
Stock compensation expense	6.1	10.9
Excess tax benefits from stock-based compensation	—	(14.7)
Unrealized loss on derivative financial instruments	61.3	1.1
Changes in operating assets and liabilities	(53.2)	(158.0)

NET CASH PROVIDED BY OPERATING ACTIVITIES	140.4	171.6

INVESTING ACTIVITIES:
Capital expenditures	(49.1)	(56.7)
Merger, net of cash acquired	(47.5)	—

NET CASH USED IN INVESTING ACTIVITIES	(96.6)	(56.7)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	5.1	500.7
Payments on short-term borrowings	(8.9)	(494.3)
Principal payments on long-term debt	(13.5)	(22.5)
Payments of debt-related costs	(0.1)	—
Dividends paid	—	(45.0)
Issuance of common stock	—	59.5
Capital contribution, net	2.0	—
Purchase of treasury stock	—	(100.0)
Taxes remitted on behalf of employees for net share settlement of stock awards	—	(5.9)
Excess tax benefits from stock-based compensation	—	14.7

NET CASH USED IN FINANCING ACTIVITIES	(15.4)	(92.8)

Effect of exchange rate changes on cash and cash equivalents	4.7	(1.8)

NET CHANGE IN CASH AND CASH EQUIVALENTS	33.1	20.3
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	205.2	53.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$238.3	$74.0

# # #

CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Stengel	Christina Um
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com